                       EVANS WITHYCOMBE RESIDENTIAL, INC.
                        NON-EMPLOYEE DIRECTORS STOCK PLAN

          1. PURPOSE OF THE PLAN. Under this Non-Employee Directors Stock Plan (the "Directors Plan") of Evans Withycombe Residential, Inc., a Maryland corporation (the "Company"), shares of the Company's Common Stock, $.01 par value ("Common Stock"), or options to purchase Common Stock may be issued to participants in partial compensation for their service as directors of the Company, as set forth in Section 7. This Directors Plan is designed to promote the long-term growth and financial success of the Company by enabling the Company to attract, retain and motivate such persons and to more closely align the directors' compensation to the Company's stock price performance.

          2.   DEFINITIONS.  For purposes of this Directors Plan:

               (a) The term "Announcement Date Market Price" shall mean, with respect to any Payment Date, the average Fair Market Value of the Common Stock of the Company over the five business days preceding the Payment Date.

               (b) The term "Board" shall mean the Company's Board of Directors.
               (c) The term "Fair Market Value" shall mean, as of any date, and unless the Committee shall specify otherwise, the closing price for the Common Stock reported for that date on the composite tape for securities listed on the New York Stock Exchange or, if the Common Stock did not trade on the New York Stock Exchange on the date in question, then for the next preceding date for which the Common Stock traded on the New York Stock Exchange.

               (d) The term "Options" shall mean the nonqualified stock options that may be granted under this Plan.

               (e) The term "Participant" shall mean any person who on a Payment Date is a Director on the Board and is not an employee of the Company or a subsidiary of the Company.

               (f) The term "Payment Date" shall mean the date on which directors' retainer fees are paid by the Company.

               (g) The term "Retainer Amount" shall mean the aggregate dollar amount declared by the Board to be payable as a quarterly directors' fee to each non-employee director of the Company (including any fees payable to such director for attendance at meetings of the Board), as determined from time to time by the Board.

               (h) The term "Shares" shall mean shares of Common Stock that may granted under this Plan and any shares of Common Stock that may be issued upon exercise of Options.

               (i) The term "Stock Election" shall mean an irrevocable election delivered by a Participant to the Company at least six months prior to a Payment Date to receive the Retainer Amount with respect to such Payment Date in the form of Shares.

               (j) The term "Option Election" shall mean an irrevocable election delivered by a Participant to the Company at least six months prior to a Payment Date to receive the Retainer Amount with respect to such Payment Date in the form of Options.

          3. EFFECTIVE DATE. This Directors Plan shall be effective for the Payment Date with respect to the retainer fee payable for the fourth quarter of 1996 and after approval of this Directors Plan by the affirmative vote of the holders of a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote at a meeting of the Company's stockholders or by written consent in accordance with the laws of the State of Maryland; provided, that if such approval by the stockholders of the Company is not forthcoming, this Directors Plan shall be of no effect. Neither Common Stock or options may be issued under this Directors Plan after termination of this Directors Plan by the Committee, after issuance of all of the Shares authorized for issuance under this Directors Plan or more than ten years after the date of stockholder approval of this Directors Plan, whichever is earlier, PROVIDED HOWEVER, that Common Stock may be issued pursuant to the exercise of Options granted prior to such date for a period of ten years following the termination of this Directors Plan to the extent that there remain an adequate number of Shares authorized for issuance under this Directors Plan.

          4. PLAN OPERATION. This Directors Plan is intended to operate in a manner that meets the requirements of a formula plan under Rule 16b-3 (or its successor) adopted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in a manner that does not affect the status of Participants as "disinterested administrators" under such Rule 16b-3. Accordingly this Directors Plan is intended to be self-governing and requires no discretionary action by any administrative body with regard to any transaction under this Directors Plan. Subject to the foregoing, this Plan shall be administered by the Compensation Committee of the Board (the "Committee"), and all decisions, determinations and interpretations by the Committee regarding the Plan shall be final and binding on all current, future and former Participants. Such Committee may delegate to one or more of its members or to any person or persons such ministerial duties as it may deem advisable. To the extent any provision of this Directors Plan or action taken hereunder fails to so operate under Rule 16b-3, such provision or action shall be deemed null and void and shall be conformed so as to so operate, to the extent permitted by law and deemed advisable by the Committee.

          5. STOCK SUBJECT TO DIRECTORS PLAN. The maximum number of Shares that may be issued hereunder shall be 100,000, subject to adjustments under
Section 6.

          6. ADJUSTMENTS. If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make an appropriate adjustment (a) in the number and/or type of shares or securities which may thereafter be issued under this Directors Plan and (b) to the exercise price of any Options then outstanding.

          7.   STOCK AND/OR OPTION GRANTS.

               (a) Commencing on the first Payment Date for which this Directors Plan is effective, and on each Payment Date thereafter during the term of this Directors Plan, each Participant shall be paid the Retainer Amount in cash unless such Participant shall have made a Stock Election or an Option Election with respect to such Payment Date.

               (b) If the Participant has made a Stock Election with respect to a Payment Date, then on such Payment Date such Participant shall be granted a number of Shares equal to the Retainer Amount divided by the Announcement Date Market Price, rounded up to the nearest whole number of Shares.

               (c) If the Participant has made an Option Election with respect to a Payment Date, then on such Payment Date such Participant shall be granted a nonqualified option to purchase Shares with the following terms: (i) the Option shall be immediately exerciseable, (ii) the term of the Option shall be ten years, (iii) the exercise price of the Shares subject to such Option shall be equal to 75% of the Announcement Date Market Price; and (iv) the number of Shares subject to the Option shall be equal to the Retainer Amount divided by a number equal to 25% of the Announcement Date Market Price, rounded up to the nearest whole number of Shares.

               (d) If on any Payment Date upon which Shares or Options are to be granted under this Directors Plan the number of Shares remaining available under the Directors Plan is less than the number of Shares required for all grants of Shares and Options to be made on such date, then no Shares or Options shall be granted on such Payment Date and the Retainer Amount shall be paid in cash.

          8. RESTRICTIONS ON SHARES. If and to the extent that such is necessary in order for the grant of Options and Shares under this Directors Plan to be exempt from Section 16(b) of the Exchange Act, (a) Shares granted to a Participant under this Plan shall not be transferable until six months after the date of grant of such Shares and (b) Shares issued pursuant to the exercise of an Option shall not be transferable until six months after the date of grant of the Option.

          9. AMENDMENT AND TERMINATION. The Committee may alter, amend, suspend, or terminate this Directors Plan, provided that no such action shall deprive any Participant, without his or her consent, of any Options or Shares theretofore issued under this Directors Plan, and provided further that the provisions of this Directors Plan designating persons eligible to participate in the Directors Plan and specifying the Retainer Amount and the amount and timing of grants under this Directors Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder, unless such restriction on amendments to this Directors Plan is not necessary in order for the Participants to remain "disinterested administrators" under Exchange Act Rule 16b-3 and, PROVIDED FURTHER, that to the extent any amendment is required by Rule 16b-3 to be approved by stockholders in order for the Plan to continue to satisfy Rule 16b-3, such amendment to the Plan shall not be made without approval of the stockholders.

          10. TAXES. The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by a Participant of any taxes which it determines are necessary or appropriate in connection with any issuance of Options and/or Shares under this Plan, and a Participant's rights in any Options and/or Shares are subject to satisfaction of such conditions. The Company and any affiliate of the Company shall not be liable to a Participant or any other persons as to any tax consequence expected, but not realized, by any Participant or other person due to the receipt of any Options and/or Shares granted hereunder.

          11. COMPLIANCE WITH LAW. Neither Options nor Shares shall be issued under this Directors Plan unless and until counsel for the Company shall be satisfied that any conditions necessary for such issuance to comply with applicable federal, state or local tax, securities or other laws or rules or applicable securities exchange requirements have been fulfilled.

          12. GOVERNING LAW; MISCELLANEOUS. This Directors Plan and any rights hereunder shall be interpreted and construed in accordance with the laws of the State of Maryland and applicable federal law. Neither this Directors Plan nor any action taken pursuant thereto shall be construed as giving any Participant any right to be retained in the service of the Company or nominated for re-election to the Board.

          13. ARBITRATION. Any claim, dispute or other matter in question of any kind relating to this Plan shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, which proceedings shall be held in Phoenix, Arizona. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction.